Exhibit 99.1










                           KANEB PIPE LINE COMPANY LLC
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2003 and 2002

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Board of Directors
Kaneb Pipe Line Company LLC:


We have audited the accompanying consolidated balance sheets of Kaneb Pipe Line Company LLC and subsidiaries (the Company) as of December 31, 2003 and 2002. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As described in note 1, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003.


                                    KPMG LLP


February 20, 2004

                           KANEB PIPE LINE COMPANY LLC
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 2003 and 2002




                  Assets                                               2003             2002
                                                                  --------------   --------------
Current assets:
     Cash and cash equivalents                                    $   41,914,000   $   22,814,000
     Accounts receivable (net of allowance for doubtful
         accounts of $3,777,000 in 2003 and $3,724,000 in 2002)       60,684,000       61,835,000
     Inventories                                                      18,637,000       12,863,000
     Prepaid expenses and other                                        9,826,000        8,923,000
                                                                  --------------   --------------

             Total current assets                                    131,061,000      106,435,000
                                                                  --------------   --------------

Receivable from affiliates, net                                       43,502,000       19,273,000

Property and equipment                                             1,360,523,000    1,288,960,000
Less accumulated depreciation                                        247,503,000      196,684,000
                                                                  --------------   --------------
             Net property and equipment                            1,113,020,000    1,092,276,000
                                                                  --------------   --------------

Investment in affiliates                                              25,456,000       25,604,000

Excess of cost over fair value of net assets of acquired
     businesses and other assets                                      20,165,000       15,780,000
                                                                  --------------   --------------
                                                                  $1,333,204,000   $1,259,368,000
                                                                  ==============   ==============


                  Liabilities and Member's Equity

Current liabilities:
     Accounts payable                                             $   36,922,000   $   31,672,000
     Accrued expenses                                                 38,538,000       36,160,000
     Accrued interest payable                                          9,303,000        7,902,000
     Accrued distribution payable to outside non-controlling
         partners in KPP's net income                                 19,507,000       15,878,000
     Deferred terminaling fees                                         7,061,000        6,246,000
                                                                  --------------   --------------
             Total current liabilities                               111,331,000       97,858,000
                                                                  --------------   --------------

Long-term debt                                                       619,808,000      699,037,000

Other liabilities and deferred taxes                                  44,857,000       34,222,000

Interest of outside non-controlling partners in KPP                  407,635,000      316,631,000

Commitments and contingencies

Member's equity:
     Member's investment                                             147,143,000      111,316,000
     Accumulated other comprehensive income                            2,430,000          304,000
                                                                  --------------   --------------
             Total member's equity                                   149,573,000      111,620,000
                                                                  --------------   --------------
                                                                  $1,333,204,000   $1,259,368,000
                                                                  ==============   ==============



             See accompanying notes to consolidated balance sheets.
                                        2

                           Kaneb Pipe Line Company LLC
                                and subsidiaries

                      Notes to Consolidated Balance Sheets

                           December 31, 2003 and 2002





(1)  Summary of Significant Accounting Policies

     Kaneb Pipe Line Company LLC (the Company) is a wholly owned subsidiary of Kaneb Services LLC (KSL). Prior to June 29, 2001, the Company was wholly owned by Kaneb Services, Inc. (Kaneb). On November 27, 2000, the Board of Directors of Kaneb authorized the distribution of its pipeline, terminaling and product marketing businesses (the Distribution) to its stockholders. On June 29, 2001, the Distribution was completed, with each shareholder of Kaneb receiving one common share of KSL for each three shares of Kaneb's common stock held on June 20, 2001, the record date for the Distribution. Effective June 29, 2001, the Company became a limited liability company, with its income, for federal and state purposes, taxed at the member's level instead of the Company paying such taxes (see note 4).

     The following significant accounting policies are followed by the Company in the preparation of the consolidated balance sheets.

     (a)  Principles of Consolidation

          The consolidated balance sheets include the accounts of the Company and its subsidiaries and Kaneb Pipe Line Partners, L.P. (KPP). The Company controls the operations of KPP through its 2% general partner interest and an 18% (at December 31, 2003) limited partner interest. KPP operates its businesses through Kaneb Pipe Line Operating Partnership, L.P. (KPOP), a limited partnership in which KPP holds a 99% interest as limited partner. All significant intercompany transactions and balances are eliminated in consolidation.

     (b)  Cash and Cash Equivalents

          The Company's policy is to invest cash in highly liquid investments with original maturities of three months or less. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

     (c)  Inventories

          Inventories consist primarily of petroleum products purchased for resale in the products marketing business and are valued at the lower of cost or market. Cost is determined using the weighted-average cost method.

     (d)  Property and Equipment

          Property and equipment are carried at historical cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets, as discussed in note 5. The rates used for pipeline and certain storage facilities, which are subject to regulation, are the same as those which have been promulgated by the Federal Energy Regulatory Commission. Upon disposal of assets depreciated on an individual basis, the gains and losses are included in current operating income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost, less salvage, is charged against accumulated depreciation.

          Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on the consolidated balance sheets of the Company. Under SFAS No. 144, the carrying value of KPP's property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists. To the extent impairment is indicated to exist, an impairment loss will be recognized by the Company based on fair value.

     (e)  Revenue and Income Recognition

          The pipeline business provides pipeline transportation of refined petroleum products, liquified petroleum gases, and anhydrous ammonia fertilizer. Pipeline revenues are recognized as services are provided. KPP's terminaling services business provides terminaling and other ancillary services. Storage fees are generally billed one month in advance and are reported as deferred income. Terminaling revenues are recognized in the month services are provided. Revenues for the product marketing business are recognized when product is sold and title and risk pass to the customer.

     (f)  Foreign Currency Translation

          The Company translates the balance sheets of KPP's foreign subsidiaries using year end exchange rates. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of accumulated other comprehensive income (loss) in member's equity. The local currency is considered to be the functional currency, except in the Netherland Antilles and Canada, where the U.S. dollar is the functional currency.

     (g)  Excess of Cost Over Fair Value of Net Assets of Acquired Businesses

          Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which eliminates the amortization of goodwill (excess of cost over fair value of net assets of acquired business) and other intangible assets with indefinite lives. Under SFAS No. 142, intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. At December 31, 2003, the Company had no intangible assets subject to amortization under SFAS No. 142. Goodwill and other intangible assets not subject to amortization are tested for impairment annually at year-end or more frequently if events or changes in circumstances indicate that the assets might be impaired. SFAS No. 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit's goodwill is determined by allocating the unit's fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. Based on valuations and analysis performed by the Company at initial adoption date and at December 31, 2003, the Company determined that the implied fair value of its goodwill exceeded carrying value and, therefore, no impairment charge was necessary.

     (h)  Environmental Matters

          KPP environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or KPP's commitment to a formal plan of action.

     (i)  Asset Retirement Obligations

          Effective January 1, 2003, the Company adopted SFAS No. 143 Accounting for Asset Retirement Obligations, which establishes requirements for the removal-type costs associated with asset retirements. At the initial adoption date of SFAS No. 143, the Company recorded an asset retirement obligation of approximately $5.5 million for its legal obligations to dismantle, dispose of, and restore certain leased KPP pipeline and terminaling facilities, including petroleum and chemical storage tanks, terminaling facilities and barges. The Company did not record a retirement obligation for certain of KPP's pipeline and terminaling assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation. At December 31, 2003, the Company had no assets which were legally restricted for purposes of settling asset retirement obligations.

     (j)  KPP Cash Distributions

          KPP makes quarterly distributions of 100% of its available cash, as defined in its partnership agreement, to holders of limited partnership units and the Company. Available cash consists generally of all the cash receipts of KPP, plus the beginning cash balance, less all of its cash disbursements and reserves.

     (k)  Derivative Instruments

          The Company follows the provisions of SFAS No. 133, Accounting For Derivative Instruments and Hedging Activities, which establishes the accounting and reporting standards for such activities. Under SFAS No. 133, companies must recognize all derivative instruments on their balance sheet at fair value. Changes in the value of derivative instruments, which are considered hedges, are offset against the change in fair value of the hedged item through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. SFAS No. 133 requires that unrealized gains and losses on derivatives not qualifying for hedge accounting be recognized currently in earnings.

          On May 19, 2003, KPP issued $250 million of 5.875% senior unsecured notes due June 1, 2013 (see note 6). In connection with the offering, on May 8, 2003, KPP entered into a treasury lock contract for the purpose of locking in the US Treasury interest rate component on $100 million of the debt. The treasury lock contract, which qualified as a cash flow hedging instrument under SFAS No. 133, was settled on May 19, 2003 with a cash payment by KPP of $1.8 million. The settlement cost of the contract, net of interest of outside non-controlling partners in KPP's accumulated other comprehensive income, has been recorded as a component of accumulated other comprehensive income and is being amortized, as interest expense, over the life of the debt.

          In September of 2002, KPP entered into a treasury lock contract, maturing on November 4, 2002, for the purpose of locking in the US Treasury interest rate component on $150 million of anticipated thirty-year public debt offerings. The treasury lock contract originally qualified as a cash flow hedging instrument under SFAS No.
          133. In October of 2002, KPP, due to various market factors, elected to defer issuance of the public debt securities, effectively eliminating the cash flow hedging designation for the treasury lock contract. On October 29, 2002, the contract was settled resulting in a net realized gain of $3.0 million, before interest of outside non-controlling partners in KPP's net income.

     (l)  Estimates

          The preparation of the Company's consolidated balance sheets, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated balance sheets. Actual amounts could differ from those estimates.

     (m)  Recent Accounting Pronouncements

          Effective January 1, 2003, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires that all restructurings initiated after December 31, 2002 be recorded when they are incurred and can be measured at fair value. The initial adoption of SFAS No. 146 had no effect on the consolidated balance sheets of the Company.

          The Company has adopted the provisions of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107, and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The initial application of this interpretation had no effect on the consolidated balance sheets of the Company.

          In December 2003, the FASB issued Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), primarily to clarify the required accounting for interests in variable interest entities (VIEs). This standard replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, that was issued in January 2003 to address certain situations in which a company should include in its financial statements the assets, liabilities and activities of another entity. For the Company, application of FIN 46R is required for interests in certain VIEs that are commonly referred to as special-purpose entities, or SPEs, as of December 31, 2003 and for interests in all other types of VIEs as of March 31, 2004. The application of FIN 46R has not and is not expected to have a material impact on the consolidated balance sheets of the Company.

          The Company has adopted the provisions of SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments and hedging activities. The adoption of SFAS No. 149, which was effective for derivative contracts and hedging relationships entered into or modified after June 30, 2003, had no impact on the Company's consolidated balance sheets.

          On July 1, 2003, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires certain financial instruments, which were previously accounted for as equity, to be classified as liabilities. The adoption of SFAS No. 150 had no effect on the consolidated balance sheets of the Company.

(2)  Public Offering of Units by KPP

     In March of 2003, KPP issued 3,122,500 limited partnership units in a public offering at $36.54 per unit, generating approximately $109.1 million in net proceeds. The proceeds were used to reduce bank borrowings (see note
     6).

     In November of 2002, KPP issued 2,095,000 limited partnership units in a public offering at $33.36 per unit, generating approximately $66.7 million in net proceeds. The offering proceeds were used to reduce KPP bank borrowings for the November 2002 fertilizer pipeline acquisition (see notes 3 and 6).

     In May of 2002, KPP issued 1,565,000 limited partnership units in a public offering at a price of $39.60 per unit, generating approximately $59.1 million in net proceeds. A portion of the offering proceeds were used to fund KPP's September 2002 acquisition of the Australia and New Zealand terminals (see note 3).

     In January of 2002, KPP issued 1,250,000 limited partnership units in a public offering at $41.65 per unit, generating approximately $49.7 million in net proceeds. The proceeds were used to reduce borrowings under KPP's revolving credit agreement (see note 6).

(3)  Acquisitions

     On December 24, 2002, KPP acquired a 400-mile petroleum products pipeline and four terminals in North Dakota and Minnesota from Tesoro Refining and Marketing Company for approximately $100 million in cash, subject to normal post-closing adjustments. The acquisition was initially funded with KPP bank debt (see note 6). Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

     On November 1, 2002, KPP acquired an approximately 2,000-mile anhydrous ammonia pipeline system from Koch Pipeline Company, L.P. for approximately $139 million in cash. This fertilizer pipeline system originates in southern Louisiana, proceeds north through Arkansas and Missouri, and then branches east into Illinois and Indiana and north and west into Iowa and Nebraska. The acquisition was initially funded by KPP bank debt (see note
     6). Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

     On September 18, 2002, KPP acquired eight bulk liquid storage terminals in Australia and New Zealand from Burns Philp & Co. Ltd. for approximately $47 million in cash. Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

     On February 28, 2002, KPP acquired all of the liquids terminaling subsidiaries of Statia Terminals Group NV (Statia) for approximately $178 million in cash (net of acquired cash). The acquired Statia subsidiaries had approximately $107 million in outstanding debt, including $101 million of 11.75% notes due in November 2003. The cash portion of the purchase price was initially funded by KPP's revolving credit agreement and proceeds from KPOP's February 2002 public debt offering (see note 6). In April of 2002, KPP redeemed all of Statia's 11.75% notes at 102.938% of the principal amount, plus accrued interest. The redemption was funded by KPP's revolving credit facility.

     Based on the valuations performed, no amounts were assigned to goodwill or to other intangible assets. A summary of the allocation of the Statia purchase price, net of cash acquired, is as follows:

       Current assets                                      $         10,898,000
       Property and equipment                                       320,008,000
       Other assets                                                      53,000
       Current liabilities                                          (39,052,000)
       Long-term debt                                              (107,746,000)
       Other liabilities                                             (5,957,000)
                                                            --------------------
           Purchase price                                   $        178,204,000
                                                            ====================

(4)  Income Taxes

     Certain KPP terminaling operations are conducted through separate taxable wholly owned corporate subsidiaries. KPP has recorded a net deferred tax liability of $20.6 million and $17.8 million as of December 31, 2003 and 2002, respectively, which is associated with these subsidiaries.

     The Company is a pass-through entity with its income, for federal and state purposes, taxed at the member's level instead of the Company paying such taxes.

     On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement requires a subsidiary of the Partnership, which was acquired with Statia on February 28, 2002 (see note 3), to pay a 2% rate on taxable income, as defined therein, or a minimum payment of 500,000 Netherlands Antilles guilders ($0.3 million) per year. The agreement further provides that any amounts paid in order to meet the minimum annual payment will be available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income. The subsidiary is currently engaged in discussions with representatives appointed by the Island Territory of St. Eustatius regarding the renewal or modification of the agreement, but the ultimate outcome cannot be predicted at this time. The subsidiary has accrued amounts assuming a new agreement becomes effective, and continues to make payments, as required, under the previous agreement.

(5)  Property and Equipment

     The cost of property and equipment as of December 31, 2003 and 2002 is summarized as follows:


                                                         Estimated                     December 31,
                                                           useful      -------------------------------------------
                                                        life (years)          2003                       2002
                                                       -------------   -----------------         -----------------


       Land                                                --          $      75,912,000         $       72,152,000
       Buildings                                         25 - 35              36,244,000                 27,574,000
       Pipeline and terminaling equipment                15 - 40           1,115,458,000              1,067,794,000
       Marine equipment                                  15 - 30              87,204,000                 84,641,000
       Furniture and fixtures                            5 - 15               11,577,000                  8,075,000
       Transportation equipment                           3 - 6                7,360,000                  5,414,000
       Construction and work-in-progress                   --                 26,768,000                 23,310,000
                                                                       -----------------         ------------------
       Total property and equipment                                        1,360,523,000              1,288,960,000
       Less accumulated depreciation                                         247,503,000                196,684,000
                                                                       -----------------         ------------------
       Net property and equipment                                      $   1,113,020,000         $    1,092,276,000
                                                                       =================         ==================

(6)  Long-Term Debt

     Long-term debt as of December 31, 2003 and 2002 is summarized as follows:


                                                                                           December 31,
                                                                              -------------------------------------
                                                                                    2003                  2002
                                                                              ---------------       ---------------
       Revolving credit facility of subsidiary, due in April of 2007          $     2,112,000       $     4,707,000
       KPP $400 million revolving credit facility, due in April
           of 2006                                                                 54,169,000                 -
       KPP $250 million 5.875% senior unsecured notes, due in June
          of 2013                                                                 250,000,000                 -
       KPP $250 million 7.75% senior unsecured notes, due in
          February of 2012                                                        250,000,000           250,000,000
       KPP $275 million revolving credit facility, repaid in
            April of 2003                                                               -               243,000,000
       KPP bank bridge facility, repaid in April of 2003                                -               175,000,000
       KPP term loans, due in April of 2006                                        29,243,000            26,330,000
       KPP Australian bank facility, due in April of 2006                          34,284,000                 -
                                                                              ---------------        --------------
       Total long-term debt                                                   $   619,808,000       $   699,037,000
                                                                              ===============       ===============

     In April of 2003, KPP entered into a new credit agreement with a group of banks that provides for a $400 million unsecured revolving credit facility through April of 2006. The credit facility, which provides for an increase in the commitment up to an aggregate of $450 million by mutual agreement between KPP and the banks, bears interest at variable rates and has a variable commitment fee on unused amounts. The credit facility is without recourse to the Company and contains certain financial and operating covenants, including limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, does not restrict distributions to the Company or to other partners. At December 31, 2003, KPP was in compliance with all covenants. Initial borrowings on the credit agreement ($324.2 million) were used to repay all amounts outstanding under KPP's $275 million credit agreement and $175 million bridge loan agreement. At December 31, 2003, $54.2 million was outstanding under the new credit agreement.

     On May 19, 2003, KPP issued $250 million of 5.875% senior unsecured notes due June 1, 2013. The net proceeds from the public offering, $247.6 million, were used to reduce amounts due under KPP's revolving credit agreement. Under the note indenture, interest is payable semi-annually in arrears on June 1 and December 1 of each year. The notes are redeemable, as a whole or in part, at the option of KPP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to the Company or to other partners. At December 31, 2003, KPP was in compliance with all covenants.

     In February of 2002, KPP issued $250 million of 7.75% senior unsecured notes due February 15, 2012. The net proceeds from the public offering, $248.2 million, were used to repay the KPP's revolving credit agreement and to partially fund the Statia acquisition (see note 3). Under the note indenture, interest is payable semi-annually in arrears on February 15 and August 15 of each year. The notes, which are without recourse to the Company, are redeemable, as a whole or in part, at the option of KPP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to the Company or to other partners. At December 31, 2003, KPP was in compliance with all covenants.

     The Company's product marketing subsidiary has a credit agreement with a bank that, as amended, provides for a $15 million revolving credit facility through April of 2007. The credit facility bears interest at variable rates, has a commitment fee of 0.25% per annum on unutilized amounts and contains certain financial and operational covenants. At December 31, 2003, the subsidiary was in compliance with all covenants. The credit facility, which is without recourse to the Company, is secured by essentially all of the tangible and intangible assets of the product marketing business and by 250,000 KPP limited partnership units held by a subsidiary of the Company. At December 31, 2003, $2.1 million was drawn on the facility.

(7)  Commitments and Contingencies

     The following is a schedule by years of future minimum lease payments under the Company's, and KPP's, operating leases as of December 31, 2003:

     Year ending December 31:
            2004                                                  $   4,398,000
            2005                                                      2,040,000
            2006                                                      1,679,000
            2007                                                      1,416,000
            2008                                                        934,000
            Thereafter                                                  342,000
                                                                  -------------
            Total minimum lease payments                          $  10,809,000
                                                                  =============

     The operations of KPP are subject to federal, state and local laws and regulations in the United States and the United Kingdom relating to protection of the environment. Although KPP believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by KPP. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of KPP, could result in substantial costs and liabilities to KPP. KPP has recorded an undiscounted reserve for environmental claims in the amount of $28.6 million at December 31, 2003, including $25.5 million related to acquisitions of pipelines and terminals. During 2003 and 2002, respectively, KPP incurred $2.1 million and $2.4 million of costs related to such acquisition reserves and reduced the liability accordingly.

     Certain subsidiaries of KPP were sued in a Texas state court in 1997 by Grace Energy Corporation (Grace), the entity from which KPP's subsidiaries acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the Otis pipeline or the pipeline), ceased operations in 1973 and was abandoned before 1978, when the connecting terminal was sold to an unrelated entity. Grace alleged that subsidiaries of KPP acquired the abandoned pipeline, as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of KPP's subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

     At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 - 15 years before KPP's subsidiaries acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from the subsidiaries on its claims seeking recovery of remediation costs. Although KPP's subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by KPP's subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of the subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of more than $1.5 million. Both KPP's subsidiaries and Grace have appealed the trial court's final judgment to the Texas Court of Appeals in Dallas. In particular, the subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

     On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay against actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, KPP's subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

     The Otis Air Force Base is a part of the Massachusetts Military Reservation (MMR Site), which has been declared a Superfund Site pursuant to CERCLA. The MMR Site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. KPP's subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and KPP's subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

     By letter  dated July 26, 2001,  the United  States  Department  of Justice
     (DOJ) advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government's response costs at the two spill areas discussed above. The DOJ relied in part on the Texas state court judgment, which in the DOJ's view, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believes it has incurred costs exceeding $40 million, and expects to incur future costs exceeding an additional $22 million, for remediation of the two spill areas. KPP believes that its subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government's positions and declining to reimburse any response costs. The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government's claims and to exchange information related to such claims. Additional exchanges of information are expected to occur in the future and additional meetings may be held to discuss possible resolution of the Government's claims without litigation. KPP does not believe this matter will have a materially adverse effect on its financial condition, although there can be no assurances as to the ultimate outcome.

     On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (PEPCO) ruptured. Work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner. PEPCO has reported that it has incurred total cleanup costs of $70 million to $75 million. PEPCO probably will continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas. Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services' insurance carriers. ST Services and PEPCO have not, however, reached a final agreement regarding ST Services' proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services' share of the remediation expense, but ST believes that such amount will be covered by insurance and therefore will not materially adversely affect KPP's financial condition.

     As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act (OPA) and Maryland common law. The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation. A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge. The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs' attorneys. The settlement has been consummated and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed. Participating claimants' claims have been settled and dismissed with prejudice. A number of class members elected not to participate in the settlement, i.e., to "opt out," thereby preserving their claims against PEPCO and ST Services. All non-participant claims have been settled for immaterial amounts with ST Services' portion of such settlements provided by its insurance carrier.

     PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects. This process was completed in mid-2002. ST Services' insurer has paid ST Services' agreed 50 percent share of these assessment costs. In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the federal and state trustees' claims for natural resource damages. The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs. The federal court entered the Consent Decree as a final judgment on December 31, 2002. PEPCO and ST have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree. ST Services' insurance carrier funded ST Services' payment.

     The U.S. Department of Transportation (DOT) has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies. ST Services and PEPCO have contested the DOT allegations and the proposed penalty. A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. ST Services does not anticipate any further hearings on the subject and is still awaiting the DOT's ruling.

     By letter dated January 4, 2002, the Attorney General's Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill. The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million. A settlement of this claim was reached in mid-2002 under which ST Services' insurer will pay a total of slightly more than $1 million in installments over a five year period. PEPCO has also reached a settlement of these claims with the State of Maryland. Accordingly, KPP believes that this matter will not have a material adverse effect on its financial condition.

     On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other things, a declaratory judgment as to ST Services' legal obligations, if any, to reimburse PEPCO for costs of the oil spill. On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of and response to the oil spill. Pursuant to an agreement between ST Services and PEPCO, ST Services' suit was dismissed, subject to refiling. ST Services has moved to dismiss PEPCO's suit. ST Services is vigorously defending against PEPCO's claims and is pursuing its own counterclaims for return of monies ST Services has advanced to PEPCO for settlements and cleanup costs. KPP believes that any costs or damages resulting from these lawsuits will be covered by insurance and therefore will not materially adversely affect KPP's financial condition. The amounts claimed by PEPCO, if recovered, would trigger an excess insurance policy which has a $600,000 retention, but KPP does not believe that such retention, if incurred, would materially adversely affect KPP's financial condition.

     The Company, primarily KPP, has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position of the Company.

(8)  Related-Party Transactions

     KSL is entitled to reimbursement of all direct and indirect costs related to the business activities of the Company. These costs include compensation and benefits for officers and employees of the Company and KSL, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. Additionally, the Company participates in the KSL defined contribution benefit plan which covers substantially all domestic employees and provides for varying levels of employer matching.

(9)  Fair Value of Financial Instruments and Concentration of Credit Risk

     The estimated fair value of all debt as of December 31, 2003 and 2002 was approximately $645 million and $714 million, as compared to the carrying value of $620 million and $699 million, respectively. These fair values were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. These estimates are not necessarily indicative of the amounts that would be realized in a current market exchange.

     The Company markets and sells its services to a broad base of customers and performs ongoing credit evaluations of its customers. The Company does not believe that it has a significant concentration of credit risk at December 31, 2003, as its accounts receivable are generated from three business segments with customers located throughout the United States and in various foreign countries.